Exhibit 99.1

VAALCO ENERGY ANNOUNCES SUCCESSFUL ETAME 8H-ST WELL HAS BEEN PLACED ON PRODUCTION AND PROVIDES OPERATIONAL AND FINANCIAL UPDATE

HOUSTON – February 7, 2022 – VAALCO Energy Inc. (NYSE: EGY; LSE: EGY) ("VAALCO" or the "Company") today announced the successful completion of the Etame 8H-ST development well that was drilled from the Etame platform in the Etame field, offshore Gabon.  This sidetrack well targeted existing Gamba hydrocarbons in the field that have not previously been produced by prior wells and is the first well of VAALCO’s 2021/2022 drilling campaign. The rig has now moved to the Avouma platform and will begin drilling the Avouma 3H-ST development well, the first of two planned development wells on this platform. Additionally, VAALCO provided an operational and financial update for some key metrics for the fourth quarter and full year 2021.

Highlights

•	Successfully drilled, completed and placed on production the Etame 8H-ST development well with a lateral of 162 meters in high quality Gamba sands near the top of the reservoir;
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Reported strong initial flow rate of approximately 5,000 gross barrels of oil per day (“BOPD”), 2,560 BOPD net revenue interest (“NRI”) to VAALCO, or 2,940 BOPD to VAALCO’s working interest (“WI”), above VAALCO’s internal expectations;

•	Preparing to spud the next well in the drilling program, the Avouma 3H-ST1 development well, which is also targeting the Gamba reservoir;
•	Reported solid production for Q4 2021 of about 7,550 BOPD NRI, and full year 2021 production of 7,120 BOPD NRI, both above the midpoint of guidance;
•	Estimates that revenue for Q4 2021 was strong at approximately $57 million and about $200 million for full year 2021;
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Continues to maintain a debt-free balance sheet and stated that the cash balance at December 31, 2021 was approximately $48.7 million which did not include the proceeds from the December lifting of $22.5 million which were received in January 2022;

•	Added hedges in January to lock in strong cash flow generation on a portion of expected production to assist in funding VAALCO’s capital program and dividend;
•	Expects new production from 2021/2022 drilling campaign along with an increased pricing environment should help to drive additional cash flow in 2022; and
•	Plans to release full 2022 operational and financial guidance in year-end earnings release in early March.

George Maxwell, VAALCO’s Chief Executive Officer, commented, "We continue to execute on our strategy and deliver strong operational and financial results, while growing our cash position to fund our organic capital expenditures, future strategic initiatives and return cash to shareholders through our dividend. We brought the Etame 8H-ST well online with very strong initial flow rates at an opportune time, with Brent selling near $90 per barrel. We are preparing to drill the next well in our 2021/2022 drilling campaign at Avouma, another development well targeting the Gamba reservoir. We continue to generate strong revenue which is allowing us to grow our cash position and fund our capital program with cash on hand and cash from operations. We are excited about the future for VAALCO with the continued development of our interests in offshore Gabon, upside opportunities in Equatorial Guinea and the potential to integrate accretive acquisitions aimed at further strengthening VAALCO and growing shareholder value."

Operations Summary

With the drilling of the Etame 8H-ST well, VAALCO began its 2021/2022 drilling campaign in December. The well had initial flow rates of approximately 5,000 gross BOPD, but has been choked back to about 4,200 BOPD for reservoir management purposes. VAALCO has moved the contracted jack-up rig to the Avouma platform to drill the Avouma 3H-ST1 development well. This is another development well targeting the Gamba reservoir and the first of two planned development wells to be drilled on the Avouma platform. The Company is currently planning to drill four wells as part of its 2021/2022 drilling campaign. VAALCO estimates the total cost of the 2021/2022 drilling campaign at Etame to be between $117.0 million and $143.0 million gross, or between $74.0 million and $91.0 million net to VAALCO’s 63.6% participating interest.

Production during the fourth quarter of 2021 was approximately 7,550 BOPD NRI, or 8,700 BOPD WI, slightly above the midpoint of guidance for the quarter. Additionally, production for the full year of 2021 was 7,120 BOPD NRI, or 8,200 BOPD WI, also above the midpoint of guidance.

At December 31, 2021, VAALCO had an unrestricted cash balance of approximately $48.7 million which did not include $22.5 million of proceeds attributable to the December lifting that were collected in January 2022. The Company continues to maintain a debt-free balance sheet.

Hedging update

At the end of January 2022, legacy hedges of 60,000 barrels of oil (“BO”) per month priced at $53.10 per barrel of dated Brent, expired. VAALCO added hedges in January for 125,000 BO per month for July, August, September 2022 at a dated Brent price of $76.53 per BO, and 78,000 BO per month for April, May and June 2022 at a dated Brent price of $85.01 per BO. The Company will continue to opportunistically hedge a portion of its expected production to lock in strong cash flow generation to assist in funding its capital program and dividend.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 63.6% participating interest in the Etame Marin block, located offshore Gabon, which to date has produced over 125 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Jon Krinks/ James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, our ability to find a replacement for the FPSO or to renew the FPSO charter, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future and pending acquisitions, capital expenditures, future drilling plans, acquisition and interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.